Exhibit 10.9

PATENT ASSIGNMENT

THIS PATENT ASSIGNMENT (“Assignment”), effective as of the 15th day of December 2005 (the “Effective Date”), is by and between Leonard DuCharme, with a residence at 892 North 340 East, American Fork, Utah 84003, individually; Paul Ressler, with a residence at 942 North 240 East, American Fork, Utah 84003, individually; Darren Jensen, with a residence at 892 North 340 East, American Fork, Utah 84003, individually, (collectively, the “Assignor”) and Pukka USA, Inc., a corporation formed in accordance with the laws of Utah (the “Assignee”), with a place of business in Utah at 892 North 340 East, American Fork, Utah 84003.

WHEREAS, Assignor is the Nominee Holder of those works described below (hereinafter the “Conveyed Materials”); and

WHEREAS, Assignor filed patent applications for the Conveyed Materials in behalf of the Assignee; and

WHEREAS, the Assignee is desirous to be the sole holder of all right, title and interest, including all patents in the United States and throughout the world, in and to the Conveyed Materials.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereby agree as set forth below.

Conveyed Materials. The following patents and provisional patents are herein the works to be conveyed by Assignor to Assignee:

Patent Name	Drive train of a hybrid vehicle utilizing a hydraulic motor, an electric motor, and an internal combustion engine
Patent Number	60/732,613
Filing Date	11/3/2005
Description	This patent describes a method for using three power sources in an improved hybrid architecture.

Patent Name	Integrated electric motor control/transmission control system for use with infinitely variable transmissions in electric vehicles
Patent Number	60/748935
Filing Date	12/1/2005
Description	This patent describes a method for using a transmission to control movement of a vehicle while maintaining an electric motor in its peak operating range.

Assignment. Assignor, without consideration, relinquishes all right, title, interest in and to the Conveyed Material in the United States and all jurisdictions outside the United States, (including, without limitation, the right to renew any registrations included in the Conveyed Materials, the right to apply for patents within or outside the United States based in whole or in part upon the Conveyed Materials, and any priority right that may arise from the Conveyed Materials), the same to be held and enjoyed by Assignee as fully and entirely as said interest could have been held and enjoyed by Assignor had this sale, assignment, transfer and conveyance not been made.

Representations and Warranties. Assignor represents and warrants to Assignee the following:

Assignor has the right, power and authority to enter into this Agreement; and

Assignor was acting on behalf of the Assignee in filing the patents.

Assignor authorizes the Commissioner of Patents and Trademarks of the United States and other empowered officials of the United States Patent and Trademark Office and officials in any applicable jurisdictions outside the United States to record the transfer of the patents and/or patent applications set forth above to Assignee as assignee of Assignor’s entire right, title and interest therein. Assignor agrees to further execute any documents reasonably necessary at any time now or in the future to effect and/or perfect this assignment or to confirm Assignee’s ownership of the Conveyed Materials.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the Effective Date.

ASSIGNOR

/s/ Leonard DuCharme Leonard DuCharme	/s/ Paul Ressler Paul Ressler

/s/ Darren Jensen Darren Jensen